Exhibit 3.54
Execution Version
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
of
TWIN CITIES DERMATOPATHOLOGY, LLC
     This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Twin Cities Dermatopathology, LLC, a Minnesota limited liability company (the “Company”), is made as of March 7, 2008, by and between the Company and Aurora Diagnostics, LLC, a Delaware limited liability company (the “Sole Member,” and together with any party hereafter admitted as a member of the Company in accordance with the terms hereof, the “Members”).
     Intending to be legally bound, the Sole Member and the Company hereby agree as follows:
     1. Amendment and Restatement. This Amended and Restated Operating Agreement shall replace any and all prior operating agreements of the Company and is entered into in connection with the Sole Member’s purchase of all of the outstanding Membership Interests of the Company as of March 7, 2008.
     2. Term. The Company will have perpetual existence unless terminated in accordance with this Agreement.
     3. Name. The name of the Company will be “Twin Cities Dermatopathology, LLC” or such other name that complies with applicable law as the Members may select from time to time.
     4. Purpose; Powers. The Company is organized for the object and purpose of engaging in all such lawful transactions and business activities as may be determined from time to time by the Members. The Company will have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the Minnesota Limited Liability Company Act, as amended (the “Act”).
     5. Registered Office and Agent. The registered office of the Company in the State of Minnesota is 100 South Fifth Street, Suite 1075, Minneapolis, MN 55402. The registered agent of the Company for service of process at such address is C T Corporation System, Inc. The registered office and/or registered agent of the Company may be changed from time to time in the discretion of the Members.
     6. Members. The name of the Sole Member of the Company is Aurora Diagnostics, LLC. Except as provided in Section 16 below, new Members may be admitted to the Company at any time and from time to time with the written consent of the Members. The Schedule of Members attached hereto shall be amended to reflect the future admission of each additional Member.

     7. Member Control Agreement. This Agreement, as amended from time to time, shall constitute a member control agreement, as that term is defined in Section 322B.37 of the Act.
     8. Management.
          (i) Management by Members. As permitted by Sections 322B.37 and 322B.606 of the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members; the Members shall make all decisions and take all actions for the Company; and the Company shall not have a board of governors.
          (ii) Officers. The Members may, from time to time, designate one or more natural persons to be officers of the Company. No officer need be a resident of the State of Minnesota or a Member. Any officers so designated shall have such authority and perform such duties as the Members may, from time to time, delegate to them. The Members may assign titles to particular officers. Unless the Members otherwise decide, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s earlier death, resignation or removal. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members. The initial officers of the Company shall be James C. New, Chief Manager, Chief Executive Officer and President and Martin J. Stefanelli, Chief Financial Officer, Treasurer and Secretary, who shall have the powers and responsibilities of those positions as described in Section 322B.673 of the Act, and Valda N. Kaye, M.D., Vice President.
     9. Contributions. The Members may, but shall not be required to, make additional contributions to the capital of the Company; provided, that, no additional contributions to the capital of the Company shall be made without the written consent of all Members. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by the Members at the time of each such admission. For the purposes hereof, “Unit” means an interest of a Member in the Company representing a fractional part of the interests of all Members and having the rights and obligations specified with respect to such Units in this Agreement.
     10. Allocations of Profits and Losses; Capital. Accounts. If the Company becomes a partnership under Treasury Regulation Section 301.7701-2(c), the Company shall maintain a separate capital account (the “Capital Accounts”) for each Member according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1 (b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1 (b)(2)(iv)(g) to reflect a revaluation of the Company property. The Company’s profits and losses will be allocated among the Members pro rata in accordance with their respective capital contributions.

     11. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine. Distributions shall be made to Members pro rata in accordance with their respective positive Capital Account balances immediately prior to a distribution.
     12. Assignments. Except as provided in Section 17, a Member may assign all or any portion of its Units only (i) with the consent of all of the Members, which consent may be given or withheld in each Member’s sole discretion, and (ii) upon such assignee’s agreement in writing to be bound by the terms hereof. Upon any such permitted assignment, the assignee will be admitted to the Company as a substitute Member.
     13. Dissolution. The Company will be dissolved and its affairs will be wound up and terminated only upon (i) the affirmative vote of all of the Members or (ii) an administrative dissolution or the entry of a decree of judicial dissolution under Section 322B.833 of the Act. Upon dissolution, the Company will be liquidated in an orderly manner by the Members.
     14. Amendments to Agreement. The terms and provisions of this Agreement may be modified or amended, or amended and restated with the written consent of all Members.
     15. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Minnesota.
     16. Exculpation and Indemnification.
          (i) Limitation of Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (or a manager or officer thereof) or Company officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member (or a manager or officer thereof) or Company officer. Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for debts, liabilities and losses of the Company shall be limited to such Member’s share of the Company’s assets; provided that a Member shall be required to return to the Company any distribution made to it in any clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members (or a manager or officer thereof) or any Company officer for liabilities of the Company.
          (ii) Indemnification. The Company shall indemnify and hold harmless its Members, officers and other persons (each an “Indemnified Person”) for and against such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by Section 322B.699 of the Act, as amended from time to time (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), or as required or permitted by other provisions of law or the Articles; provided that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any present or future breaches of any representations, warranties or covenants by such Indemnified Person, or its affiliates (excluding, for purposes hereof, any such breaches by the Company and its subsidiaries), employees, agents or representatives, contained herein or in any other agreement with the Company or its affiliates. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The right to indemnification and the advancement of expenses conferred in this Section 16(ii) shall not be exclusive of any other right that any Indemnified Person may have or hereafter acquire under any statute, agreement, law, vote of the Members or otherwise. If this Section 16(ii) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 16(ii) to the fullest extent permitted by any applicable portion of this Section 16(ii) that shall not have been invalidated and to the fullest extent permitted by applicable law.
          (iii) Nonexclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 16 shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, law, vote of the Members or otherwise.
     17. No Restrictions on Ability to Pledge. Notwithstanding any other provision in this Agreement, no consent of the Members shall be required to permit (i) the Sole Member to pledge its membership interest as security for a loan to such Sole Member, the Company or any of their respective affiliates, or (ii) a pledgee of the Sole Member’s membership interest in the Company to transfer such membership interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee or its assignee to be substituted for the Sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies.
* * * * *

          IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MEMBER: AURORA DIAGNOSTICS, LLC
By:	/s/ James C. New
James C. New
Chief Executive Officer

COMPANY: TWIN CITIES DERMATOPATHOLOGY, LLC
By:	/s/ James C. New
James C. New
Chief Executive Officer
[Signature Page to Amended & Restated LLC Agreement—Twin Cities Dermatopathology, LLC]

Schedule of Members

Percentage of Membership
Member	Interests/Units
Aurora Diagnostics, LLC	100%